Exhibit 99.1

NEWS BULLETIN

M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES
HOMEAMERICAN MORTGAGE

FOR IMMEDIATE RELEASE
TUESDAY, JULY 6, 2004

Contacts:	Paris G. Reece III	Rachel L. Neumann
	Chief Financial Officer	Communications Director
	(303) 804-7706	(303) 804-7729
	greece@mdch.com	rlneumann@mdch.com

M.D.C. HOLDINGS REPORTS RECORD SECOND QUARTER
HOME ORDERS, HOME CLOSINGS AND QUARTER-END BACKLOG

•	Quarterly orders for 4,232 homes, a 16% year-over-year increase

•	Closed 3,085 homes, 18% above last year

•	Backlog of 8,259 homes, up 30%, with an estimated sales value of $2.5 billion

     DENVER, Tuesday, July 6, 2004 — M.D.C. Holdings, Inc. (NYSE/PCX: MDC) today announced the highest level of home orders for any second quarter and first six months in the Company’s history. The Company received orders, net of cancellations, for 4,232 homes and 8,661 homes, respectively, during the second quarter and first half of 2004, compared with net orders for 3,665 homes and 7,030 homes during the same periods in 2003.

     Larry A. Mizel, MDC’s chairman and chief executive officer, stated, “Given the strong home orders in the first quarter and early in the second quarter, we intentionally slowed the pace of new orders in certain communities over the last several weeks in some of our fastest growing markets, including Southern California and Nevada. Similar to our actions in Virginia and Maryland in the first quarter, which continued throughout the second quarter, we increased sales prices and limited the release of new homes for sale to allow construction to catch up with the growing backlog of homes sold but not started in these markets. Notwithstanding these self-imposed restraints, year-over-year increases in mortgage interest rates, and difficult comparisons created by the exceptional level of home orders recorded in the 2003 second quarter, our home orders reached record levels for the tenth consecutive quarter.”

     Second quarter 2004 home orders increased from 2003 levels in most of the Company’s markets, led by gains of 54% in Northern California and 26% in Arizona. In addition, the Company received 527 net home orders in the 2004 second quarter from its newest markets in Texas, Utah, Florida and Illinois, compared with only 162 home orders from Texas and Utah in the 2003 second quarter. Home orders were down in Colorado from the strong level of orders received in the 2003 second quarter, primarily due to a reduced number of active subdivisions,

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combined with relatively more of the active subdivisions in this market nearing close-out during the 2004 period. Virginia and Maryland also reported lower home orders primarily due to the reasons previously discussed.

     MDC closed 3,085 homes and 5,995 homes, respectively, in the quarter and six months ended June 30, 2004. These record home closing levels represent increases of 18% and 27% from the 2,624 and 4,724 homes closed, respectively, for the same periods in 2003. The Company ended the second quarter of 2004 with its highest ever quarter-end backlog of 8,259 homes with an estimated sales value of $2.5 billion, 30% and 53% greater, respectively, than the backlog of 6,341 homes with an estimated sales value of $1.63 billion at June 30, 2003.

     MDC plans to release its 2004 second quarter earnings after the market closes on Monday, July 12, 2004. A synchronized slide show and audio presentation will be broadcast over the Internet on Tuesday, July 13, 2004, at 10:00 a.m. Eastern Daylight Saving Time in conjunction with its conference call. The presentation can be accessed by entering MDC’s website, www.richmondamerican.com, clicking on “Investors” and selecting “M.D.C. Holdings 2004 Second Quarter Conference Call.”

     MDC, whose subsidiaries build homes under the name “Richmond American Homes,” is one of the largest homebuilders in the United States. The Company also provides mortgage financing, primarily for MDC’s homebuyers, through its wholly owned subsidiary HomeAmerican Mortgage Corporation. MDC is a major regional homebuilder with a significant presence in some of the country’s best housing markets. The Company is the largest homebuilder in Colorado; among the top five homebuilders in Northern Virginia, suburban Maryland, Phoenix, Tucson, Las Vegas and Salt Lake City; and among the top ten homebuilders in Northern California and Southern California. MDC also has a growing presence in Dallas/Fort Worth, Houston and Jacksonville, and has recently entered the Philadelphia/Delaware Valley, West Florida and Chicago markets. For more information about our Company, please visit www.richmondamerican.com.

     Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among other things, (1) general economic and business conditions; (2) interest rate changes; (3) the relative stability of debt and equity markets; (4) competition; (5) the availability and cost of land and other raw materials used by the Company in its homebuilding operations; (6) the availability and cost of performance bonds and

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insurance covering risks associated with our business; (7) shortages and the cost of labor; (8) weather related slowdowns; (9) slow growth initiatives; (10) building moratoria; (11) governmental regulation, including the interpretation of tax, labor and environmental laws; (12) changes in consumer confidence and preferences; (13) required accounting changes; (14) terrorist acts and other acts of war; and (15) other factors over which the Company has little or no control.

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M.D.C. HOLDINGS, INC.
Homebuilding Operational Data
(Dollars in Thousands)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2004	2003	2004	2003
Orders For Homes, net (units)
Colorado	599	812	1,290	1,483
California	627	511	1,453	1,041
Nevada	927	774	1,957	1,357
Arizona	1,243	986	2,153	1,910
Utah	210	93	386	186
Texas	224	69	495	119
Virginia	230	305	522	708
Maryland	79	115	203	226
Florida	90	—	199	—
Illinois	3	—	3	—

Total	4,232	3,665	8,661	7,030

Cancellation Rate	23.2%	23.5%	20.9%	22.8%

Homes Closed (units)
Colorado	542	625	1,020	1,234
California	535	487	1,011	915
Nevada	629	508	1,197	781
Arizona	665	663	1,535	1,234
Utah	124	69	228	109
Texas	148	29	218	39
Virginia	267	166	470	268
Maryland	91	77	161	144
Florida	84	—	155	—
Illinois	—	—	—	—

Total	3,085	2,624	5,995	4,724

	June 30,	June 30,
	2004	2003
Backlog (units)
Colorado	1,004	1,206
California	1,561	1,048
Nevada	1,646	926
Arizona	1,951	1,752
Utah	309	127
Texas	420	96
Virginia	906	916
Maryland	311	270
Florida	148	—
Illinois	3	—

Total	8,259	6,341

Backlog Estimated Sales Value	$2,500,000	$1,630,000

Estimated Average Selling Price of Homes in Backlog	$302.7	$257.1

Active Subdivisions at Beginning of Month	222	194

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